Exhibit 23.1

SAM S. FERLITA, C.P.A.	MEMBERS:
VINCENT E. WALSH, C.P.A.	AMERICAN INSTITUTE OF C.PA.’S
FROMENT JOHN GONZALEZ, III, C.P.A.	S.E.C. AND PRIVATE COMPANIES
DON F. RODRIGUEZ, C.P.A.	PRACTICE SECTIONS
FLORIDA INSTITUTE OF C.P.A.’S

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3, SEC File Nos. 333-140166 and 333-162971, and on Form S-8, SEC File Nos. 333-168611, 333-50325, 333-76038, 333-50343, incorporates by reference 333-134631 and 333-166130 of Odyssey Marine Exploration, Inc. and Subsidiaries of our reports dated March 5, 2012, on the financial statements and internal control over financial reporting of Odyssey Marine Exploration, Inc and Subsidiaries, which reports appearing in this Annual Report on Form 10-K for the year ended December 31, 2011.

Ferlita, Walsh & Gonzalez, P.A.

Tampa, Florida

March 12, 2012

3302 Azeele St. • Tampa, FL 33609

(813) 877-9609 • Fax: (813) 875-4477